As filed with the Securities and Exchange Commission on August 31, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933

Gateway Financial Holdings, Inc.
(Exact name of registrant as specified in its charter)

North Carolina (State of incorporation)	56-2264354 (I.R.S. Employer Identification No.)

1145 North Road Street Elizabeth City, North Carolina (Address of principal executive offices)	27909 (Zip Code)
Gateway Financial Holdings, Inc.
2005 Omnibus Stock Ownership and Long Term Incentive Plan
(Full title of the plan)
D. Ben Berry
Gateway Financial Holdings, Inc.
1145 North Road Street
Elizabeth City, North Carolina 27909
(Name and address of agent for service of process)
(252) 334-1511
(Telephone number of agent for service of process)
CALCULATION OF REGISTRATION FEE

Title of each class		Proposed maximum	Proposed maximum	Amount of
of securities to	Amount to	offering price per	aggregate	registration
be registered	be registered (1)	share/unit (2)	offering price (2)	fee (2)
Common Stock, without par value	600,000	$14.98	$8,988,000	$1,057.88

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933 (“Securities Act”), this Registration Statement also covers an indeterminate number of additional shares as may be authorized in the event of an increase in the number of issued shares pursuant to stock dividends, stock splits or other capital adjustments.

(2)	Estimated solely for purposes of calculating the registration fee and based, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the average of the exercise prices of the options granted pursuant to the plan to date.

PART II
Item 3. Incorporation of Documents by Reference.
The following information heretofore filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is incorporated herein by reference:
     (a) The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004; and
     (c) The information set forth under the caption “Description of Our Securities” in the registrant’s Registration Statement dated September 16, 2004 (Registration No. 333-119072), including any amendments or reports filed for the purpose of updating that description.
     All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of a post-effective amendment indicating that all securities offered under the Plan have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of those documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
Not applicable
Item 5. Interests of Named Experts and Counsel.
Not applicable
Item 6. Indemnification of Directors and Officers.
Part 5 of Article 8 of the North Carolina Business Corporation Act permits indemnification of officers and directors of the Company under certain conditions and subject to certain limitations and further provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under any other provisions of the Business Corporation Act. In addition, expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by the relevant section of the Business Corporation Act. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person.
The Sixth Article of the Articles of Incorporation of the Company provides that the Company shall indemnify its directors and executive officers to the fullest extent permitted by Business Corporation Act.

As permitted by Section 55-2-02 of the Business Corporation Act, the Seventh Article of the Company’s Articles of Incorporation provides that a director of the Company shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for (i) acts or omissions not made in good faith that the director at the time of breach knew or believed were in conflict with the best interests of the Corporation; (ii) any liability under Section 55-8-33 of the Business Corporation Act (unlawful distributions); or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director’s compensation or other incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of the Corporation).
The Registrant has an insurance policy covering the directors and officers of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.
Item 7. Exemption from Registration Claimed.
Not Applicable
Item 8. Exhibits.

EXHIBIT NO.	DESCRIPTION
4.1	Specimen certificate for Common Stock of Gateway Financial Holdings, Inc (incorporated by reference to Exhibit 4.1 of Amendment Number One to the Registration Statement on Form S-3 dated September 20, 2001, Registration No 333-67406.01)

4.2	Gateway Financial Holdings, Inc 2005 Omnibus Stock Ownership and Long Term Incentive Plan

5.1	Opinion of Maupin Taylor & Ellis, P.A. with respect to the legality of the securities registered hereby

23.1	Consent of Dixon Hughes PLLC

23.2	Consent of Counsel is included in Exhibit 5.1

24.1	Powers of Attorney (included as a part of the signature page to this Registration Statement)
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement;
     (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly cause this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elizabeth City, State of North Carolina, on the 29th day of August, 2005.

GATEWAY FINANCIAL HOLDINGS, INC.

By:	/s/ D. Ben Berry

D. Ben Berry
Chief Executive Officer
POWER OF ATTORNEY
     Each person whose signature appears below authorizes D. Ben Berry and Mark A. Holmes, and each of them, to file one or more amendments (including post-effective amendments) to the Registration Statement, which amendments may make such changes in the Registration Statement as either of them deems appropriate, and each such person hereby appoints D. Ben Berry and Mark A. Holmes, and each of them, as attorney-in-fact to execute in the name and on behalf of each person individually, and in each capacity stated below, any such amendment to the Registration Statement.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

NAME	TITLE	DATE

/s/ D. Ben Berry
D. Ben Berry	Chairman, President and CEO	August 29, 2005

/s/ Mark A. Holmes Mark A. Holmes	Chief Financial Officer	August 29, 2005

/s/ William Brumsey, III William Brumsey III	Director	August 29, 2005

/s/ Jimmie Dixon, Jr. Jimmie Dixon, Jr.	Director	August 29, 2005

/s/ James H. Ferebee, Jr. James H. Ferebee, Jr.	Director	August 29, 2005

/s/ Charles R. Franklin, Jr. Charles R. Franklin, Jr.	Director	August 29, 2005

/s/ Robert Y. Green, Jr. Robert Y. Green, Jr.	Director	August 29, 2005

/s/Robert Willard Luther, III Robert Willard Luther, III	Director	August 29, 2005

/s/ W. Taylor Johnson, Jr. W. Taylor Johnson, Jr.	Director	August 29, 2005

/s/ Frances Morrisette Norrell Frances Morrisette Norrell	Director	August 29, 2005

NAME	TITLE	DATE

W. C. Owens, Jr.	Director	August ___, 2005

/s/ Olin B. Sykes Ollin B. Sykes	Director	August 29, 2005

/s/ Billy G. Roughton Billy G. Roughton	Director	August 29, 2005

/s/ Frank T. Williams Frank T. Williams	Director	August 29, 2005

/s/ Jerry T. Womack Jerry T. Womack	Director	August 29, 2005